UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
--------------------------------------------------------------------------------
                                 SCHEDULE 13G/A

                    Under the Securities Exchange Act of 1934

                               (Amendment NO. 3)*

                        ALLIED HEALTHCARE PRODUCTS, INC.
                  --------------------------------------------
                                (NAME OF ISSUER)

                                  COMMON STOCK
                  --------------------------------------------
                         (TITLE OF CLASS OF SECURITIES)

                                  019 222 108
                  --------------------------------------------
                                 (CUSIP NUMBER)

--------------------------------------------------------------------------------

Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

 ----------------------                                    --------------------
|CUSIP No. 019 222 108 |             13G/A                | Page 2 of 10 Pages |
 ----------------------                                    --------------------
 ------------------------------------------------------------------------------
| 1| NAME OF REPORTING PERSON                                                  |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|  |                                                                           |
|  | Sam Fox                                                                   |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 2| CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]          |
|  |                                                         (b)  [ ]          |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 3| SEC USE ONLY                                                              |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 4| CITIZENSHIP OR PLACE OF ORGANIZATION                                      |
|  |                                                                           |
|  | USA                                                                       |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|                    |5| SOLE VOTING POWER                                     |
|      NUMBER OF     | |    191,719                                            |
|       SHARES       |-|-------------------------------------------------------|
|    BENEFICIALLY    |6| SHARED VOTING POWER                                   |
|      OWNED BY      | |     61,761                                            |
|        EACH        |-|-------------------------------------------------------|
|     REPORTING      |7| SOLE DISPOSITIVE POWER                                |
|      PERSON        | |    191,719                                            |
|       WITH         |-|-------------------------------------------------------|
|                    |8| SHARED DISPOSITIVE POWER                              |
|                    | |     61,761                                            |
|--------------------|-|-------------------------------------------------------|
| 9| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              |
|  |   253,480                                                                 |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |
|  |   X Excludes 2,570 shares owned by Mr. Fox's wife                         |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           |
|  |   3.3%                                                                    |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|12| TYPE OF REPORTING PERSON*                                                 |
|  |   IN                                                                      |
|  |                                                                           |
|--|---------------------------------------------------------------------------|

                      * SEE INSTRUCTION BEFORE FILLING OUT!

 ----------------------                                    --------------------
|CUSIP No. 019 222 108 |             13G/A                | Page 3 of 10 Pages |
 ----------------------                                    --------------------
 ------------------------------------------------------------------------------
| 1| NAME OF REPORTING PERSON                                                  |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|  |                                                                           |
|  | Fox Family Harbour Group Fund I Investment L.P.                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 2| CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]          |
|  |                                                         (b)  [ ]          |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 3| SEC USE ONLY                                                              |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 4| CITIZENSHIP OR PLACE OF ORGANIZATION                                      |
|  |                                                                           |
|  | State of Delaware                                                         |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|                    |5| SOLE VOTING POWER                                     |
|      NUMBER OF     | |         0                                             |
|       SHARES       |-|-------------------------------------------------------|
|    BENEFICIALLY    |6| SHARED VOTING POWER                                   |
|      OWNED BY      | |         0                                             |
|        EACH        |-|-------------------------------------------------------|
|     REPORTING      |7| SOLE DISPOSITIVE POWER                                |
|      PERSON        | |         0                                             |
|       WITH         |-|-------------------------------------------------------|
|                    |8| SHARED DISPOSITIVE POWER                              |
|                    | |         0                                             |
|--------------------|-|-------------------------------------------------------|
| 9| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              |
|  |   0                                                                       |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           |
|  |   0                                                                       |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|12| TYPE OF REPORTING PERSON*                                                 |
|  |   PN                                                                      |
|  |                                                                           |
|--|---------------------------------------------------------------------------|

                      * SEE INSTRUCTION BEFORE FILLING OUT!

 ----------------------                                    --------------------
|CUSIP No. 019 222 108 |             13G/A                | Page 4 of 10 Pages |
 ----------------------                                    --------------------
 ------------------------------------------------------------------------------
| 1| NAME OF REPORTING PERSON                                                  |
|  | S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                         |
|  |                                                                           |
|  | Fox Family Foundation                                                     |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 2| CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [ ]          |
|  |                                                         (b)  [ ]          |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 3| SEC USE ONLY                                                              |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
| 4| CITIZENSHIP OR PLACE OF ORGANIZATION                                      |
|  |                                                                           |
|  | State of Missouri                                                         |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|                    |5| SOLE VOTING POWER                                     |
|      NUMBER OF     | |         61,761                                        |
|       SHARES       |-|-------------------------------------------------------|
|    BENEFICIALLY    |6| SHARED VOTING POWER                                   |
|      OWNED BY      | |         0                                             |
|        EACH        |-|-------------------------------------------------------|
|     REPORTING      |7| SOLE DISPOSITIVE POWER                                |
|      PERSON        | |         61,761                                        |
|       WITH         |-|-------------------------------------------------------|
|                    |8| SHARED DISPOSITIVE POWER                              |
|                    | |         0                                             |
|--------------------|-|-------------------------------------------------------|
| 9| AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON              |
|  |    61,761                                                                 |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|10| CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     |
|  |                                                                           |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|11| PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9                           |
|  |    0.8%                                                                   |
|  |                                                                           |
|--|---------------------------------------------------------------------------|
|12| TYPE OF REPORTING PERSON*                                                 |
|  |    00                                                                     |
|  |                                                                           |
|--|---------------------------------------------------------------------------|

                      * SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 019 222 108                                         Page 5 of 10 Pages

                                  SCHEDULE 13G/A
                                  --------------

Item 1(a)    Name of Issuer.
             --------------
             Allied Healthcare Products, Inc.


Item 1(b)    Address of Issuer's Principal Executive Offices.
             -----------------------------------------------
             1720 Sublette Avenue
             St. Louis, MO  63110


Item 2(a)    Names of Persons Filing.
             -----------------------
             This Statement on Schedule 13G/A (the "Statement") is being filed by the following persons: Sam Fox, Fox Family Harbour Group Fund I Investment L.P. ("Fox Fund") and Fox Family Foundation ("Fox Foundation"). Mr. Fox, Fox Fund and Fox Foundation are collectively sometimes referred to herein as the "Reporting Persons."


Item 2(b)    Address of Principal Business Office.
             ------------------------------------
             The address of the principal business office for each of the Reporting Persons is 7701 Forsyth Boulevard, Suite 600, Clayton, Missouri 63105.


Item 2(c)    Citizenship.
             -----------
             Mr. Fox is a citizen of the United States of America. Fox Fund is a Delaware limited partnership. Fox Foundation is a Missouri trust.


Item 2(d)    Title of Class of Securities.
             ----------------------------
             The class of equity securities to which this Statement relates is the Common Stock, $.01 par value per share (the "Common Stock"), of Allied Healthcare Products, Inc., a Delaware corporation.

Item 2(e)    CUSIP Number.
             ------------
             019 222 108


Item 3       Type of Reporting Person.
             ------------------------
             Not applicable

CUSIP No. 019 222 108                                         Page 6 of 10 Pages


Item 4       Ownership as of June 30, 1997.
             -----------------------------

   (a)       Amount Beneficially Owned:
             -------------------------
             Fox Fund is the record and beneficial owner of 0 shares of the Issuer ("Fox Fund's Shares"). Sam Fox is the record and beneficial owner of 191,719 shares of the Issuer. Fox Foundation is the record and beneficial owner of 61,761 shares of the Issuer ("Fox Foundation's Shares"). Mr. Fox, as the general partner of Fox Fund and trustee of Fox Foundation, also beneficially owns Fox Fund's Shares and Fox Foundation's Shares.

   (b)       Percent of Class.
             ----------------
             The shares described under Item 4(a) represent 3.3% of the issued and outstanding shares of the Issuer.


   (c)       Voting Power and Disposition Power.
             ----------------------------------

                          (i)                (ii)               (iii)                (iv)
                                                            Sole Power to       Shared Power to
                     Sole Power to      Shared Power to     Dispose or to       Dispose or to
                      Vote or to          Vote or to          Direct the          Direct the
                    Direct the Vote     Direct the Vote     Disposition of      Disposition of
                    ---------------     ---------------     --------------      --------------

Sam Fox                191,719                  0              191,719                  0
Fox Fund                     0                  0                    0                  0
Fox Foundation          61,761                  0               61,761                  0
                       -------             ------              -------             ------

     Totals:           253,480                  0              253,480                  0




----------------------------
1 Sam Fox is the record and beneficial owner of 191,719 shares of the Issuer. Fox Foundation is the record and beneficial owner of 61,761 shares of the Issuer. Mr. Fox, as a trustee of Fox Foundation, also may be deemed to beneficially own Fox Foundation's Shares.

2 Sam Fox is the record and beneficial owner of 191,719 shares of the Issuer. Fox Foundation is the record and beneficial owner of 61,761 shares of the Issuer. Mr. Fox, as a trustee of Fox Foundation, also may be deemed to beneficially own Fox Foundation's Shares.



CUSIP No. 019 222 108                                        Page 7  of 10 Pages


Item 5       Ownership of Five Percent or Less of a Class.
             --------------------------------------------
             If this Statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


Item 6       Ownership of More than Five Percent on Behalf of Another Person.
             ---------------------------------------------------------------
             Not Applicable.


Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.
             -------------------------------------------------------------------
             Not Applicable.


Item 8       Identification and Classification of Members of the Group.
             ---------------------------------------------------------
             Not Applicable.


Item 9       Notice of Dissolution of Group.
             ------------------------------
             Not Applicable.


Item 10      Certification.
             -------------
             Not Applicable.

CUSIP No. 019 222 108                                         Page 8 of 10 Pages


                                   SIGNATURE

             After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this statement is true, complete, and correct.

Dated:  July 24, 1997

                                    /s/ Sam Fox
                                    ----------------------------------------
                                    Sam Fox


                                    FOX FAMILY  HARBOUR  GROUP FUND I INVESTMENT
                                       L.P.


                                    By: /s/ Sam Fox
                                        -----------------------------------
                                        Sam Fox
                                        General Partner

                                    FOX FAMILY FOUNDATION


                                    By: /s/ Sam Fox
                                        ------------------------------------
                                        Sam Fox
                                        Trustee

                                                              Page 9 of 10 Pages

                                  Exhibit Index

                                                                     Sequential
Exhibit        Description                                            Page No.
-------        -----------                                           ----------

   1           Agreement of joint filing pursuant to
               Rule 13d-1(f)(1) promulgated under the
               Securities and Exchange Act of 1934